Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Plan Administrators
Pinnacle Entertainment, Inc. 401(k) Investment Plan
Las Vegas, Nevada
We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-60616) of Pinnacle Entertainment, Inc. of our report dated June 27, 2008, relating to the statements of net assets available for benefits of the Pinnacle Entertainment, Inc. 401(k) Investment Plan as of December 31, 2007, which report appears in this Annual Report on Form 11-K of the Pinnacle Entertainment, Inc. 401(k) Investment Plan as of and for the year ended December 31, 2008.
PIERCY BOWLER TAYLOR & KERN
/s/ Piercy Bowler Taylor & Kern
Certified Public Accountants
Las Vegas, Nevada
June 22, 2009